UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Definitive Proxy Statement
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☑	Soliciting Material Pursuant to § 240.14a-12

GLOBAL INDUSTRIES, LTD.

(Name of Registrant as Specified In Its Charter)

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FORM OF CLIENT LETTER
Re:     Global Industries Merger with Technip
Dear:
I am pleased to personally share with you important news for our clients, employees and shareholders. On September 12, 2011, we announced an agreement to merge Global Industries with Technip. This event is obviously a significant strategic milestone in our evolution from a North American diving and installation contractor to a leading international contractor focused on technically challenging offshore projects in growth markets.
We enthusiastically support this merger as our most effective strategy for engaging our growing deepwater fleet in industry leading projects around the world and providing expanding opportunities for our staff while simultaneously delivering enhanced value to our shareholders. Those familiar with our respective offshore assets, expertise and geographic strengths will recognize the substantial synergies created in our combined company.
We bring to Technip state-of-the-art S-Lay vessels to expand the types of projects they can undertake and the experienced people to plan and execute those projects safely, on time and cost effectively. Technip brings to us an impressive track record in complex deepwater projects, market presence, engineering depth, proprietary technology, financial strength, and project management expertise to support to our customers’ worldwide developments. We each also offer complementary geographic strengths.
It is expected that the merger will close in early 2012. We will commence integration planning through joint teamwork in the near future. In the interim, I assure you we are 100% focused on delivering Global Industries’ project commitments for on-time, on-budget and high quality performance.
I look forward to keeping you informed on our exciting developments as plans unfold. Please do not hesitate to contact me if you have any questions or concerns.
Sincerely,

John B. Reed
Chief Executive Officer

Important Additional Information Will Be Filed with the SEC
     In connection with the proposed transaction, the Company intends to file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (the "SEC") . COMPANY STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER. The proxy statement and other documents incorporated by reference in the proxy statement will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to Global Industries, Ltd., 11490 Westheimer, Suite 400, Houston, Texas 77077, Attention: Secretary.
     The Company and its directors and officers may be deemed participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Company’s most recent definitive proxy statement, which was filed with the SEC on April 5, 2011. Certain directors and executive officers of the Company may have direct or indirect interests in the proposed transaction that may be different from those of the Company’s stockholders generally. Investors may obtain additional information regarding such interests by reading the proxy statement and other relevant documents that the Company will file with the SEC when they become available.